SECURITIES PURCHASE AGREEMENT

                     THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of June 24, 2003, by and between Bell Atlantic Mobile, Inc., a Delaware corporation (“Seller”), and SPO Partners II, L.P., a Delaware limited partnership (“Purchaser”).

                     WHEREAS, Seller is the legal and beneficial owner of 15,597,783 shares of common stock, par value $0.01 per share (the “Common Stock”), of Crown Castle International Corp., a Delaware corporation (the “Company”); and

                     WHEREAS, Seller desires to sell 4,900,000 shares of the Common Stock held by it (the “Purchased Shares”), and Purchaser desires to purchase the Purchased Shares for the amount set forth below;

                     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein the parties hereto agree as follows:

1.   Purchase and Sale of the Purchased Shares. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase the Purchased Shares, at a price equal to $7.40 per share on June 25, 2003 (the “Closing Date”). The closing shall take place at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036, or at such other location as shall be mutually agreed to by the parties hereto.

2.   Closing and Delivery of the Purchased Shares. On the Closing Date, subject to the terms and conditions of this Agreement, each of the following shall occur:

a)

 Seller shall (i) cause to be delivered to Purchaser a certificate or certificates for the Purchased Shares, and shall cause to be delivered any documentation required for transfer in form acceptable to the Company and to the transfer agent for the Common Stock and (ii) assign and transfer to Purchaser all of Seller’s rights related to the Purchased Shares under, and in accordance with the terms of, Exhibit 9.8 to the Formation Agreement dated December 8, 1998, relating to the formation of Crown Atlantic Company LLC, Crown Atlantic Holding Sub LLC and Crown Atlantic Holding Company LLC (the “Rights Exhibit”), as amended by the letter agreement dated May 1, 2003 among Seller, Crown Atlantic Holding Company LLC, CCA Investment Corp. and the Company (the “Letter Agreement,” the Rights Exhibit, as amended by the Letter Agreement, being referred to herein as the “Rights Agreement”), in connection with the sale and transfer of the Purchased Shares (the “Registration Rights”) and shall deliver to Purchaser and the Company any documentation necessary to effect such transfer. Delivery of the Purchased Shares shall be made in accordance with the instructions of Purchaser and affixed with such stock powers as Purchaser shall instruct, subject to customary settlement procedures. Seller further covenants that it shall at any time, and from time to time after the date hereof, execute, acknowledge and deliver all further assignments, transfers, and any other such instruments of conveyance, upon the reasonable request of Purchaser, to confirm the sale of the Purchased Shares and the assignment of the Registration Rights hereunder.

b)

Purchaser shall make payment of the aggregate purchase price for the Purchased Shares by wire transfer of immediately available funds to Seller in the amount of $36,260,000.00, pursuant to Seller’s wire instructions as set forth below. Such payment shall be made against delivery of the Purchased Shares from Seller to Purchaser. All amounts shall be wired to Seller at the following account:

Bank:	Mellon Bank West, 3 Mellon Bank Center, Pittsburgh, PA 15259
ABA Number:	043000261
Account Name:	Verizon Global Funding Corp.
Account Number:	199-2890
For Further Credit to:	Bell Atlantic Mobile, Inc.

3.   Representations of Seller. Seller represents and warrants to Purchaser that:

a)

Seller is the owner of record and beneficially owns and has the unrestricted right to transfer the Purchased Shares, free and clear of all liens, claims, charges, encumbrances and restrictions on transfer (other than as such right may be restricted by laws of general application, including the Securities Act of 1933, as amended (the “Act”)).

b)

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Seller has full right, power and authority to enter into this Agreement and to transfer the Purchased Shares and perform its obligations hereunder in accordance with the terms of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

c)

This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity).

d)

Seller’s execution, delivery and performance of this Agreement do not violate or conflict with its certificate of incorporation or bylaws, any resolutions or directives of the board of directors of Seller, any law, rule or regulation applicable to Seller or its assets or properties, or any order or judgment of any court or other agency of government applicable to or affecting Seller or its assets or properties.

e)

All of Seller’s rights related to the Purchased Shares under the Rights Agreement are assignable to Purchaser. The Purchased Shares constitute “Registrable Securities” for purposes of the Rights Agreement. On the Closing Date, Seller agrees to assign and transfer all of its rights related to the Purchased Shares under the Rights Agreement to Purchaser, which rights shall thereafter inure to the benefit of Purchaser in accordance with the provisions of paragraph 4 of the Letter Agreement.

f)

No consent, approval, authorization or order of, or filing or registration with, any court, regulatory authority or other governmental agency or body or third party is required in connection with the transactions contemplated herein.

g)

Seller has not assigned or transferred any interest in any of the Purchased Shares, or entered into any agreement with the Company the effect of which is to modify the rights of the holder of the Purchased Shares as set forth herein.

h)

Seller acknowledges and represents that it has made its own investigation into the merits and risks of entering into the transaction contemplated by this Agreement, and that it has the capacity and financial expertise to evaluate the same; and that it has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Shares and has not relied on any representations or warranties of Purchaser or its agents or affiliates (whether oral or written) other than the representations and warranties of Purchaser expressly provided herein.

i)

Seller is not an “affiliate” of the Company, as such term is defined in Rule 144(a)(l) promulgated under the Act, nor is Seller selling the Purchased Shares on behalf of the Company or any affiliate thereof.

j)	Seller is not currently acting as an agent of the Company, or as an underwriter or a dealer with respect to (or, participating in a distribution of) any securities of the Company.

k)	Seller is not prompted to sell the Purchased Shares by any material, non-public information concerning the Company.

l)

Neither Seller, nor any person acting on its behalf, has made or will make, directly or indirectly, any offers or sales with respect to any of the Purchased Shares by any form of general solicitation or general advertising (within the meaning of Regulation D under the Act).

m)

Neither Seller, nor any person acting on its behalf, has made or will make, directly or indirectly, offers or sales of any security, or has solicited or will solicit offers to buy any security, under circumstances that would require the registration of the sale of the Purchased Shares from Seller to Purchaser under the Act.

4.   Representations of Purchaser. Purchaser represents and warrants to Seller that:

a)

Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and it has full right, power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

b)

This Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity).

c)

Purchaser is acquiring the Purchased Shares to be acquired by it hereunder for its own account for investment purposes, and Purchaser will resell such Purchased Shares only in transactions which would be permissible under the securities laws of the United States of America or any state thereof.

d)	Purchaser is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Act.

e)

Purchaser represents that in the normal course of its business, it invests in or purchases securities similar to the Purchased Shares and that it has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Purchased Shares.

f)	Purchaser is aware that it may be required to bear the economic risk of an investment in the Purchased Shares for an indefinite period of time and it is able to bear the risk for an indefinite period.

g)

Purchaser is aware that, until the Company is reasonably satisfied in accordance with industry practice that such legend is not required, a legend similar to the following may appear on the certificates representing the Purchased Shares: “These securities have not been registered under the Securities Act of 1933 and may be re-offered and sold only if so registered or if any exemption from registration is available.”

h)

Purchaser acknowledges and represents that it has made its own investigation into the merits and risks of entering into the transaction contemplated by this agreement and that it has the capacity and financial experience to evaluate the same. Purchaser has not relied on any statement, document or other information provided by or on behalf of Seller regarding the business, properties, prospects and financial condition of the Company.

i)

Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Purchased Shares and has had an opportunity to secure all such information as it deems necessary regarding the business, properties, prospects and financial condition of the Company.

j)	Purchaser understands that the offer and the sale of the Purchased Shares are not being registered under the Act.

5.   Registration of Shares; Limitation on Resale. Seller hereby agrees to instruct the Company to include Purchaser as a selling stockholder in the Designated Registration Statement (as defined in the Rights Agreement) and to include the Purchased Shares in the Designated Registration Statement to register all such shares for sale in one or more public, private, negotiated and other transactions from time to time; provided that Purchaser hereby agrees that it shall not sell or otherwise dispose of any or all of the Purchased Shares prior to either (i) the date that Seller sells all of the shares of Common Stock owned by Seller and included for registration in the Designated Registration Statement (“Seller’s Registered Shares”) or (ii) December 1, 2003, whichever is earlier. Seller hereby agrees to advise Purchaser as to the date it expects to complete its sales of the Seller’s Registered Shares and shall notify Purchaser that all Seller’s Registrable Shares have been sold within one business day of the closing of such sale or sales.

6.   Law Governing. This Agreement shall be governed by and constructed in accordance with the laws of the State of New York without reference to choice of law doctrine.

7.  Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors, and assigns of the parties hereto.

8.   Miscellaneous. This Agreement may be executed concurrently in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all the previous agreements, promise or representations, whether written or oral, between the parties.

9.   Fees and Expenses. Each of the Purchaser and Seller agrees to pay its own expenses and disbursements incident to the performance of its obligations hereunder.

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER: BELL ATLANTIC MOBILE, INC.
By:	/s/ Gary C. Ridge

	Name: Title:	Gary C. Ridge Vice President, Secretary and Treasurer

PURCHASER: SPO PARTNERS II, L.P.
By:	SPO Advisory Partners, L.P., its general partner
By:	SPO Advisory Corp., its general partner
By:	/s/ William E. Oberndorf

	Name: Title:	William E. Oberndorf Vice President